Exhibit 10.5(a)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of December 2, 2005, by and between Harbor Point Limited, an exempted limited liability company organized and existing under the laws of Bermuda (the “Company”), and John Berger (“Executive”).

W I T N E S S E T H :

WHEREAS, Executive and the Company desire to set forth in this Agreement the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1 Agreement to Employ; No Conflicts

Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company. Executive represents that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with the Company will not, violate any nonsolicitation or other similar covenant or agreement by which he or she is or may be bound, and (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer (other than proprietary information regarding Chubb Re, Inc. to the extent such info has been conveyed pursuant to the definitive purchase agreement among Harbor Point Limited, Harbor Point Services, Inc., The Chubb Corporation, Federal Insurance Company and Chubb Re, Inc. (the “Purchase Agreement”).

2 Term; Position and Responsibilities

(a) Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 4, the Company shall employ Executive for a term commencing on the closing of the Purchase Agreement (the “Commencement Date”) and ending on the third anniversary thereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless, at least 90 days prior to the expiration of the Initial Term or such Additional Term, either party shall give written notice to the other (a “Non-Extension Notice”) of its intention not to extend the term hereof. A Non-Extension Notice shall not constitute a notice of the termination of his employment by the Company unless such notice specifically provides for such termination of employment and the specific date thereof. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.

(b) Position and Responsibilities. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions as the Company’s Board (the “Board”) specifies from time to time. Executive shall report to the Company’s Board of Directors. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such positions, except for authorized vacation time, absence for sickness or similar disability and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder.

3 Compensation.

(a) Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $700,000, payable in installments on the Company’s regular payroll dates, but no less frequently than monthly (the “Base Salary”).

(b) Annual Incentive Bonus. During the Employment Period, the Executive shall have an annual cash incentive bonus opportunity in an amount to be determined by the Board or a committee thereof in its discretion based on performance during the year.

(c) Stock Grants and Stock Options. On or about the Commencement Date, the Company shall award to the Executive (i) stock options to purchase 106,250 shares of Company common stock and (ii) 65,000 restricted shares of Company common stock in accordance with the terms of a letter between the Company, the Executive and certain other individuals dated as of the date hereof (the “Equity Plan Letter”), which is incorporated and made a part hereof.

(d) Employee Benefits. During the Employment Period, Executive shall be entitled to participate in the pension, retirement, savings, medical, disability and other welfare benefit plans maintained by the Company for its senior executives. During the period between the date hereof and the Commencement Date, the Company and the Executive will work with a consulting firm to select benefit plans for the Company’s senior executives which are comparable to the benefits provided to individuals holding similar positions at comparable orgainzations.

(e) Expenses. The Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder, upon submission of evidence, reasonably satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company’s business travel and expense reimbursement policy applicable to its senior executives as in effect from time to time.

(f) Vacation. During the Employment Period, Executive shall be entitled to four weeks of paid vacation on an annualized basis, in accordance with the Company’s vacation policy for senior executives.

4 Termination of Employment

(a) Termination Due to Death or Disability. Executive’s employment hereunder may be terminated by the Company in the event of Executive’s Disability (as defined below) and shall terminate upon Executive’s death. For purposes of this Agreement, “Disability” shall mean a total disability within the meaning of any long-term disability plan maintained by the Company for the benefit of Executive.

(b) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause (as defined below at any time). “Cause” shall mean (i) the willful failure of Executive substantially to perform his duties hereunder or his negligent performance of such duties (other than any such failure due to Executive’s physical or mental illness), (ii) Executive having engaged in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates, (iii) a willful and material violation by Executive of a Company policy that has caused or is reasonably expected to cause a material injury to the Company or any of its affiliates, (iv) the willful and material breach by Executive of any of his obligations hereunder, (v) failure by Executive to timely comply with a lawful direction or instruction given to him by the Board or (vi) Executive having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or a misdemeanor involving moral turpitude (or comparable crime in any jurisdiction that uses a different nomenclature); provided that, in the case of clause (i), (ii), (iii), (iv) or (v), the Company shall have given Executive 20 days prior written notice of such action and, if such action is capable of being cured, Executive shall not have cured such action to the satisfaction of the Company within such 20 day period.

(c) Termination by Company Without Cause. The Company may terminate Executive’s employment hereunder at any time by written notice to Executive. A termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than as a result of his Disability or for Cause.

(d) Termination by Executive for Good Reason. Executive may terminate his employment for “Good Reason” (as defined below). A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his employment with the Company, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within 30 days following the occurrence, without Executive’s consent, of any of the following events and the failure of the Company to correct the circumstances set forth in Executive’s notice of termination within 20 days of receipt of such notice: (i) the assignment to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties provided for in Section 2(b), (ii) a reduction in the rate of Executive’s Base Salary, or (iii) a material breach by the Company of this Agreement.

(e) Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 4(a), 4(b) or 4(c), or by Executive pursuant to Section 4(d) shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 4(e) under which such termination is being effected.

(f) Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by the Company, the latest of (A) the date on which Notice of Termination is given as contemplated by Section 4(e), (B) the date of termination specified in such notice and (C) the date any applicable cure period ends (if such matter is not cured within such period), and (iii) if Executive’s employment is terminated by Executive for Good Reason, the later of (A) the date specified in the Notice of Termination and (B) the date the cure period ends (if such matter is not cured within such period).

(g) Payments Upon Certain Terminations.

(i) General. If the Executive’s employment terminates for any reason, the Executive (or his estate, beneficiary or legal representative) shall be entitled to receive (i) any earned or accrued but unpaid Base Salary through the Date of Termination, (ii) in the case of any termination of employment other than for Cause, any earned but unpaid annual bonus with respect to any fiscal year of the Company ending prior to the Date of Termination and (iii) all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company (other than relating to severance) in which Executive was a participant during his employment with Company in accordance with the terms thereof.

(ii) In the event of a termination of Executive’s employment by Company Without Cause or a termination by Executive of his employment for Good Reason in either such case during the Employment Period (any such termination, a “Qualifying Termination”), Company shall pay to Executive (or, following his death, to Executive’s beneficiaries), as liquidated damages in respect of claims based on provisions of this Agreement and provided Executive executes and delivers a general release of all claims in form and substance satisfactory to the Company, his Base Salary, at the rate in effect hereunder immediately prior to the Qualifying Termination, which shall be payable in installments on Company’s regular payroll dates, for the Severance Period (as defined below), provided that the Company may, within two and one half months of such Qualifying Termination, pay to Executive, in a single lump sum and in satisfaction of the Company’s obligations under this Section 4(g)(ii), an amount equal to the present discounted value (calculated using a discount rate equal to the applicable Federal rate (as defined in Section 1274(d) of the Code)) of the installments of the Base Salary then remaining to be paid to Executive pursuant to this Section 4(g)(ii).

(iii) Severance Period. For purposes of this Agreement, the “Severance Period” shall mean the twenty four-month period following the Date of Termination unless such termination is in the final year of this agreement, in which case Severance Period shall mean the twelve-month period following the Date of Termination.

(iv) No Duty to Mitigate. Executive shall not have a duty to mitigate the costs to the Company under Section 4(g)(ii).

(v) No Duplication of Benefits. In the event of Executive’s termination of employment during the Employment Period for any reason, the sole payments or obligations of the Company are provided for in this Section 4(g). In the event that Executive is entitled to payment under any plan, policy, program or practice of the Company relating to severance, any such payment shall reduce the amounts otherwise payable hereunder. Notwithstanding the foregoing, this section shall not be deemed or construed to restrict or impair in any manner any rights Executive may have in any restricted stock or stock option issued to him pursuant to any incentive equity plan, nor shall it be deemed or construed to limit or impair in any manner Executive’s right to benefits pursuant to the Chubb Re Incentive Compensation Plan and/or Senior Management Incentive Compensation Plan.

(h) Resignation upon Termination. Effective as of any Date of Termination, Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its Affiliates.

(i) Cessation of Professional Activity. Upon delivery of a Notice of Termination by any party, the Company may relieve Executive of his responsibilities and require Executive to immediately cease all professional activity on behalf of the Company. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Board to terminate Executive’s employment for Cause, the Board may relieve Executive of his responsibilities during the pendency of such investigation. In the event said investigation terminates without making a determination that Executive can be terminated for Cause, Employee’s responsibilities shall be reinstated, retroactive to the date upon which he was relieved of them.

5 Restrictive Covenants

(a) Unauthorized Disclosure. From the date hereof, and during any period of employment with the Company or its affiliates and the ten-year period following any termination thereof, without the prior written consent of the Board or its authorized representative, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board, the Company or any of their affiliates or to management of the Company or any of its affiliates), operating policies or manuals, business plans, financial records, design or other financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information (i) has been previously disclosed to the public or is in the public domain (in each case, other than by reason of Executive’s breach of this Section 5(a) or a breach by any other person party to an agreement providing for similar protection to Confidential Information) or (ii) no longer has a significant business purpose for the Company.

(b) Non-Competition. During the period commencing on the date hereof and ending on the twelve month anniversary of the Date of Termination in the case of any other termination of employment (the “Restriction Period”), Executive will not directly or indirectly, alone or in conjunction with any Entity (as defined below), own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated, as an employee, director, officer, advisor, agent, consultant, principal, partner, member or independent contractor with or lender to, any person, enterprise, firm, partnership, corporation, limited liability entity, cooperative or other entity (each, an “Entity”) engaged in or aiding others to conduct business that engages, or plans to engage, in any line of business that the Company or its affiliates engages in, has made plans (of which Executive has or would reasonably be expected to have knowledge) to engage in at the time of Executive’s employment or, within the prior 12 months was engaged in, or otherwise competes, directly or indirectly, with the Company or any of its affiliates. The ownership of less than 5% of the outstanding voting shares of any publicly held company which otherwise would be prohibited under this paragraph shall not constitute a violation of this paragraph.

(c) Non-Disparagement. During the Employment Period and at any time thereafter, Executive shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates (including, but not limited to, Trident III, L.P. (“Trident”) and any of its affiliates), or any products or services offered by any of these, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, in each case except to the extent required by law, and then only after consultation with the Company or Trident, as the case may be, provided, however, that this Section 5(c) shall not inhibit the Executive’s ability to, reasonably and in good faith, solicit customers pursuant to Section 5(e).

(d) Non-Solicitation of Employees, etc. For a period of twenty-four months from the Date of Termination, Executive shall not, directly or indirectly, for his own account or for the account of any Entity in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations at the time of Executive’s employment:

(i) solicit for employment, employ, engage or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who, at the time of such activity or at any time in the 12-month period preceding such activity, is or was employed by, or otherwise engaged to perform services for, the Company or any of its affiliates, other than any such solicitation or employment on behalf of the Company or any of its affiliates during Executive’s employment with the Company; or

(ii) induce any employee of, or consultant to, the Company or any of its affiliates to engage in any activity that Executive is prohibited from engaging in under any of paragraphs of this Section 5, or to terminate his or her employment with the Company or any of its affiliates.

(e) Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, in any jurisdiction in which the Company or any of its affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any person throughout the world which is or was a customer, client or distributor of the Company or any of its affiliates at any time during which Executive was employed by the Company (in the case of any such activity during such time) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the Date of Termination), other than any such solicitation on behalf of the Company or any of its affiliates during Executive’s employment with the Company.

(f) Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (i) the property of each of the Company and its affiliates and (ii) the documents and data of any nature and in whatever medium of each of the Company and its affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(g) Notification. Executive will, during the Restriction Period, inform any prospective subsequent employer of the substance of the terms and conditions of the restrictive covenants set forth in this Section 5.

6 Injunctive Relief with Respect to Covenants; Certain Acknowledgments; Etc.

(a) Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 5 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond unless required by applicable law) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have.

(b) Blue Pencil. If any court of competent jurisdiction shall at any time deem the Restrictive Period too lengthy, the other provisions of Section 5 (Restrictive Covenants) shall nevertheless stand and the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances. The court shall reduce the time period to permissible duration or size.

(c) Certain Acknowledgements. Executive acknowledges and agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its affiliates and that (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates in the United States of America and the rest of the world that could be used to compete unfairly with the Company and its affiliates; (ii) the covenants and restrictions contained in Section 5 are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; (iii) Executive desires and agrees to be bound by such covenants and restrictions; and (iv) the compensation to be provided to Executive (including, but not limited to, the option awards) are adequate consideration for the restrictive covenants provided in Section 5.

7 Indemnification

The Company hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive hereunder (but excluding disputes arising under this Agreement), except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive or a breach of any of Executive’s agreements, covenants or warranties hereunder. Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by Company in advance of the final disposition of such litigation upon receipt by Company of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement, including but not limited to as a result of such exception. The Company and Executive will consult in good faith with respect to the conduct of any such litigation, and Executive’s counsel shall be selected with the consent of the Company. This Section 7 shall survive the expiration of this Agreement.

8 Miscellaneous

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company, and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 8(a). The Company may assign this Agreement or second or loan-out Executive without prior written approval of Executive (i) to any subsidiary or affiliate of the Company and (ii) upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that, in the case of (ii), the successor to the Company shall expressly assume and agree to perform this Agreement.

(b) Entire Agreement. This Agreement, read in conjunction with the Letter Agreement which is referred to and incorporated into Section 3(c) above, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person) are merged herein and superseded hereby.

(c) Governing Law; Consent to Jurisdiction. This agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of Bermuda without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby, except that the validity, interpretation and effect of Section 7 (Indemnification) shall be governed by the laws of the State of Delaware. Each party hereby irrevocably submits to the jurisdiction of the courts of the Bermuda solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement of the parties’ respective rights under this Agreement that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this agreement or any such document may not be enforced in or by such courts. Each party hereby consents to and grants any such court jurisdiction over the person of such parties solely for the purposes of an action for the interpretation and enforcement of this Agreement and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8(h) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations the Company, is approved by the Board or a person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f) Insurance. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Executive in such amounts and in such form or forms as the Company may choose. Executive shall cooperate with the Company as reasonably requested in procuring such insurance and shall, at the reasonable request of the Company, submit to such medical examinations, supply such information and execute such documents as may be reasonably required by the insurance company or companies to whom the Company has applied for such insurance. Executive shall have no interest whatsoever in any such policy or policies.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(h) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i) If to the Company, to it at its then current headquarters, Attention: Chief Operating Officer.

(ii) if to Executive, to him at his residential address as then on file with the Company.

Copies of any notices or other communications given under this Agreement shall also be given to:

Stone Point Capital LLC

20 Horseneck Lane

Greenwich, CT 06830

Attn: David Wermuth, Esq.

Fax: 203-862-2925

and to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10023

Attn: Andrew L. Sommer, Esq.

Fax: 212-909-6836

(i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set his hand, in each case effective as of the date first above written.

HARBOR POINT LIMITED

By:	/s/ John R. Berger
Name:	John R. Berger
Title:	President and CEO

EXECUTIVE

/s/ John R. Berger
JOHN R. BERGER

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